EXHIBIT 99.1

Parker Drilling Reports 2016 First Quarter Results
HOUSTON, May 3, 2016 /PRNewswire/ - Parker Drilling Company (NYSE: PKD) today announced results for the first quarter ended March 31, 2016, including a reported net loss of $95.8 million, or a $0.78 loss per share, on revenues of $130.5 million.
The net loss includes a $73.1 million non-cash valuation allowance taken primarily against U.S. domestic deferred tax assets largely consisting of U.S. federal net operating losses. The valuation allowance accounted for $0.60 of the reported loss per share. While the carry-forwards have been reserved on the Company's financial statements, they have not expired and remain available to offset future cash taxes.
Excluding this valuation allowance, the adjusted net loss was $22.7 million, or an $0.18 loss per share.
First quarter adjusted EBITDA was $12.6 million, compared with $28.6 million for the preceding quarter.
“Operating results for the first quarter were generally in-line with our expectations,” said Gary Rich, the Company's Chairman, President and CEO. “Weak market conditions have continued to prevail as low commodity prices curtailed customer activity across multiple geographic markets. We continue to maintain solid operational execution while prudently managing expenses to minimize the margin compression the downturn has caused across all of our business segments.
“During the quarter we extended the contracts for three of our drilling rigs in Kazakhstan that were scheduled to end mid-2016. One of the contracts was extended to the end of 2016 and two were extended to the end of 2017. Our balance sheet remains strong with a cash position of $108.4 million and an undrawn revolver. Looking forward, our 2016 second quarter results are expected to be weaker than the first quarter as utilization and pricing continue to remain under pressure. However, our cash management efforts and strong customer relationships should continue to position the Company for recovery and growth in the future,” concluded Rich.

First Quarter Review
Parker Drilling’s revenues for the 2016 first quarter, compared with the 2015 fourth quarter, decreased 12.2 percent to $130.5 million from $148.7 million, operating gross margin excluding depreciation and amortization expense (gross margin) decreased 34.7 percent to $22.4 million from $34.3 million and gross margin as a percentage of revenues was 17.2 percent, compared with 23.1 percent for the prior period.
Drilling Services
For the Company’s Drilling Services business, which is comprised of the U.S. (Lower 48) Drilling and International & Alaska Drilling segments, revenues declined 8.4 percent to $90.7 million from $99.0 million, gross margin decreased 23.9 percent to $15.6 million from $20.5 million, and gross margin as a percentage of revenues was 17.2 percent, compared with 20.7 percent for the prior period.
U.S. (Lower 48) Drilling
U.S. (Lower 48) Drilling segment revenues were $2.1 million compared to $3.5 million in the 2015 fourth quarter. Gross margin was a $3.3 million loss as compared with a 2015 fourth quarter loss of $2.2 million. The declines in revenues and gross margin were primarily the result of lower utilization.
International & Alaska Drilling
International & Alaska Drilling segment revenues were $88.6 million, a 7.2 percent decrease from 2015 fourth quarter revenues of $95.5 million. Gross margin was $18.9 million, a 16.4 percent decrease from 2015 fourth quarter gross margin of $22.6 million. Gross margin as a percentage of revenues was 21.3 percent as compared with 23.7 percent in the 2015 fourth quarter. The decrease in revenues and gross margin were attributable to lower rig utilization and lower realized dayrates partially offset by higher project services activities.
Rental Tools Services
Rental Tools segment revenues were $39.8 million, a 20.1 percent decrease from 2015 fourth quarter revenues of $49.8 million. Gross margin was $6.8 million, a 50.7 percent decrease from 2015 fourth quarter gross margin of $13.8 million. Gross margin as a percentage of revenues was 17.1 percent as compared with 27.7 percent in the 2015 fourth quarter. Reduced revenues and gross margin were primarily due to the continued decline in both the U.S. offshore and land drilling activity, as well as lower activity in certain international markets.
Consolidated

General and Administrative expenses were $9.8 million for the 2016 first quarter, up from $6.9 million for the 2015 fourth quarter. The increase in General and Administrative expenses was primarily due to reduced employee benefit expenses in the fourth quarter that did not recur, incentive plan adjustments, and higher professional fees.
Capital expenditures in the first quarter were $7.9 million.

Conference Call
Parker Drilling has scheduled a conference call for 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, May 4, 2016, to review first quarter results. The call will be available by telephone by dialing +1 (412) 902-0003 and asking for the Parker Drilling First Quarter Conference Call. The call can also be accessed through the Investor Relations section of the Company's website. A replay of the call can be accessed on the Company's website for 12 months and will be available by telephone through May 11, 2016 at +1 (201) 612-7415, conference ID 13636201.
Cautionary Statement
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements in this press release other than statements of historical facts addressing activities, events or developments the Company expects, projects, believes, or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about anticipated future financial or operational results; the outlook for rental tools utilization and rig utilization and dayrates; the results of past capital expenditures; scheduled start-ups of rigs; general industry conditions such as the demand for drilling and the factors affecting demand; competitive advantages such as technological innovation; future operating results of the Company’s rigs, rental tools operations and projects under management; future capital expenditures; expansion and growth opportunities; acquisitions or joint ventures; asset purchases and sales; successful negotiation and execution of contracts; scheduled delivery of drilling rigs or rental equipment for operation; the Company’s financial position; changes in utilization or market share; outcomes of legal proceedings; compliance with credit facility and indenture covenants; and similar matters. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes its expectations stated in this press release are based on reasonable assumptions, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to changes in worldwide economic and business conditions, fluctuations in oil and natural gas prices, compliance with existing laws and changes in laws or government regulations, the failure to realize the benefits of, and other risks relating to, acquisitions, the risk of cost overruns, our ability to refinance our debt and other important factors, many of which could adversely affect market conditions, demand for our services, and costs, and all or any one of which could cause actual results to differ materially from those projected. For more information, see “Risk Factors” in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission and other public filings and press releases. Each forward-looking statement speaks only as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Company Description
Parker Drilling provides drilling services and rental tools to the energy industry. The Company's Drilling Services business serves operators in the inland waters of the U.S. Gulf of Mexico utilizing Parker Drilling's barge rig fleet and in select international markets and harsh-environment regions utilizing Parker-owned and customer-owned equipment. The Company's Rental Tools Services business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. More information about Parker Drilling can be found on the Company's website at www.parkerdrilling.com.
CONTACT: Jason Geach, Vice President, Investor Relations & Corporate Development, +1 (281) 406-2310, jason.geach@parkerdrilling.com.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets
(Dollars in Thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	$108,427	$134,294
Accounts and Notes Receivable, net	175,382	175,105
Rig Materials and Supplies	36,508	34,937
Other Current Assets	24,438	22,405
Total Current Assets	344,755	366,741

Property, Plant and Equipment, net	776,912	805,841

Other Assets
Deferred Income Taxes	78,992	139,282
Other Assets	53,990	54,838
Total Other Assets	132,982	194,120

Total Assets	$1,254,649	$1,366,702

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable and Accrued Liabilities	$120,973	$136,121
Total Current Liabilities	120,973	136,121

Long-Term Debt, net of debt issuance costs	575,171	574,798

Long-Term Deferred Tax Liability	71,898	68,654

Other Long-Term Liabilities	13,755	18,617

Total Stockholders’ Equity	472,852	568,512

Total Liabilities and Stockholders’ Equity	$1,254,649	$1,366,702

PARKER DRILLING COMPANY
Consolidated Statement Of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
			Three Months Ended December 31,
	Three Months Ended March 31,
	2016	2015	2015

Revenues	$130,503	$204,076	$148,748

Expenses:
Operating Expenses	108,117	139,270	114,488
Depreciation and Amortization	35,814	40,539	37,720
	143,931	179,809	152,208
Total Operating Gross Margin	(13,428)	24,267	(3,460)

General and Administrative Expense	(9,781)	(10,837)	(6,947)
Provision for Reduction in Carrying Value of Certain Assets	—	—	(9,268)
Gain (Loss) on Disposition of Assets, net	(60)	2,441	(1,043)
Total Operating Income	(23,269)	15,871	(20,718)

Other Income and (Expense)
Interest Expense	(11,562)	(11,078)	(11,388)
Interest Income	7	183	60
Other	2,485	(1,380)	(6,119)
Total Other Expense	(9,070)	(12,275)	(17,447)

Income (Loss) before Income Taxes	(32,339)	3,596	(38,165)

Income Tax Expense (Benefit)	63,496	(182)	(2,519)

Net Income (Loss)	(95,835)	3,778	(35,646)
Less: Net Income Attributable to Noncontrolling Interest	—	556	—
Net Income (Loss) Attributable to Controlling Interest	$(95,835)	$3,222	$(35,646)

Earnings (Loss) per Share - Basic
Net Income (Loss)	$(0.78)	$0.03	$(0.29)

Earnings (Loss) per Share - Diluted
Net Income (Loss)	$(0.78)	$0.03	$(0.29)

Number of common shares used in computing earnings per share:
Basic	123,090,238	121,887,072	122,951,598
Diluted	123,090,238	123,708,623	122,951,598

PARKER DRILLING COMPANY
Selected Financial Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015

Revenues:
Drilling Services:
U.S. (Lower 48) Drilling	$2,085	$14,097	$3,451
International & Alaska Drilling	88,619	113,921	95,546
Total Drilling Services	90,704	128,018	98,997
Rental Tools	39,799	76,058	49,751
Total Revenues	$130,503	$204,076	$148,748

Operating Expenses:
Drilling Services:
U.S. (Lower 48) Drilling	$5,422	$13,982	$5,616
International & Alaska Drilling	69,725	78,529	72,902
Total Drilling Services	75,147	92,511	78,518
Rental Tools	32,970	46,759	35,970
Total Operating Expenses	$108,117	$139,270	$114,488

Operating Gross Margin:
Drilling Services:
U.S. (Lower 48) Drilling	$(3,337)	$115	$(2,165)
International & Alaska Drilling	18,894	35,392	22,644
Total Drilling Services	15,557	35,507	20,479
Rental Tools	6,829	29,299	13,781
Depreciation and Amortization	(35,814)	(40,539)	(37,720)
Total Operating Gross Margin	$(13,428)	$24,267	$(3,460)

PARKER DRILLING COMPANY
Adjusted EBITDA (1)
(Dollars in Thousands)
(Unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015

Net Income (Loss) Attributable to Controlling Interest	$(95,835)	$(35,646)	$(48,620)	$(14,029)	$3,222
Interest Expense	11,562	11,388	11,293	11,396	11,078
Income Tax (Benefit) Expense	63,496	(2,519)	31,930	(6,916)	(182)
Depreciation and Amortization	35,814	37,720	39,584	38,351	40,539

EBITDA	15,037	10,943	34,187	28,802	54,657

Adjustments:
Other Income and Expense	(2,492)	6,059	712	1,510	1,197
(Gain) Loss on Disposition of Assets, net	60	1,043	(383)	138	(2,441)
Provision for Reduction in Carrying Value of Certain Assets	—	9,268	906	2,316	—
Special items (2)	—	1,265	—	—	—

Adjusted EBITDA	$12,605	$28,578	$35,422	$32,766	$53,413

(1) We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), remeasurement of foreign currency transactions, tax consequences, impairment and other special items. Special items include items impacting operating expenses that management believes detract from an understanding of normal operating performance. Management uses Adjusted EBITDA as a supplemental measure to review current period operating performance and period to period comparisons. Our Adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. Generally Accepted Accounting Principles (GAAP), and should not be considered in isolation or as an alternative to operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

(2) For the three months ended December 31, 2015, special items include a $1.3 million write-off of inventory associated with our decision to no longer provide drilling services in Colombia.

PARKER DRILLING COMPANY
Reconciliation of Adjusted Earnings Per Share
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
	Three Months Ended
	March 31,		December 31,
	2016	2015	2015

Net Income (Loss) Attributable to Controlling Interest	$(95,835)	$3,222	$(35,646)
Earnings per Diluted Share	$(0.78)	$0.03	$(0.29)

Adjustments:
Sale of Investment in Joint Venture	$—	$—	$4,799
Provision for Reduction in Carrying Value of Certain Assets	—	—	9,268
Write-off Inventory	—	—	1,265
Valuation Allowance	73,125	—	—
Total adjustments	73,125	—	15,332
Tax effect of adjustments	—	—	(3,010)
Net adjustments	73,125	—	12,322

Adjusted Net Income (Loss) Attributable to Controlling Interest (1)	$(22,710)	$3,222	$(23,324)
Adjusted Earnings (Loss) per Diluted Share (1)	$(0.18)	$0.03	$(0.19)

(1) We believe Adjusted Net Income (Loss) Attributable to Controlling Interest and Adjusted Earnings per Diluted Share are useful financial measures for investors to assess and understand operating performance for period to period comparisons. Management views the adjustments to Net Income Attributable to Controlling Interest and Earnings per Diluted Share to be items outside of the Company’s normal operating results. Adjusted Net Income (Loss) Attributable to Controlling Interest and Adjusted Earnings per Diluted Share are not measures of financial performance under GAAP, and should not be considered in isolation or as an alternative to Net Income (Loss) or Earnings per Diluted Share.